Wizzard Software Acquires Second Home Healthcare & Staffing Agency

PITTSBURGH--(BUSINESS WIRE)--April 11, 2007--Wizzard Software (OTCBB: WIZD) announced today that they have completed the acquisition of Professional Nursing Personnel Pool (PNPP), a successful home healthcare and professional staffing agency located in Billings, Montana.  PNPP’s staff will work closely with Interim Healthcare of Wyoming, increasing staffing capabilities and client base to create the largest home healthcare agency in their geographic market.

For over 20 years, PNPP has been serving Billings and the surrounding communities providing a broad range of visiting nurse services to the elderly, wounded and sick, as well as employment opportunities for licensed healthcare professionals.  Last year, PNPP achieved sales of slightly over $2 million.

“Interim take great pride in their employees and community, and this substantial expansion with our combined territories allows us to serve even more of the surrounding areas, providing the people of these communities with the strong, reputable services that both PNPP and Interim are known for,” said Brenda Mosher, President of Interim of Wyoming.  “We welcome the folks at PNPP to the team and are excited to strengthen our staff and build our business with the addition of their healthcare expertise and knowledge.”

“We believe that this acquisition will be an excellent geographic fit with Interim Healthcare of Wyoming, which experienced over 20% increase in profitability in the first full year under Wizzard’s ownership,” said Chris Spencer, CEO for Wizzard Software.  “Of equal importance is that PNPP will bring their expertise in the private pay and third-party markets to Interim of Wyoming, and Interim will bring their expertise in the Medicare and Medicaid fields to PNPP.  We see this merger as a great win-win for both companies.”

According to a report from CMS' National Health Statistics Group reported that U.S. health care spending will nearly double by 2016, reaching $4.1 trillion from $2.1 trillion in 2006, with the fastest-growing sector identified as home health care.  Total growth of home health spending is expected to average 7.6 percent annually from 2007 through 2016, with the strongest growth coming from Medicaid.  Approximately 7.6 million people in the US require some form of home health care, according to the National Association for Home Care.

Disclaimer: The binding, enforceable asset purchase agreement provides for Wizzard to issue stock and cash to PNPP shareholders in exchange for all assets of PNPP.  After the close of this material asset acquisition, PNPP will become part of Interim Healthcare of Wyoming Inc. dba Professional Nursing Personnel Pool.  Full terms of the deal will be discussed in a Current Report on Form 8-K that Wizzard will file with the Securities and Exchange Commission.

About Wizzard Software

Founded in 1996, Wizzard Software has become a leader in the speech technology application development market. Wizzard architects solutions to business problems using its expertise in consulting, speech development tools and building speech based applications for the Desktop and Internet. Wizzard has achieved global recognition because of its expertise with voice communication whether it is via computer or telephone. Wizzard's successes have lead to expanding speech technology opportunities in both the government and commercial sectors including several healthcare industry products and services.  For more information, visit www.wizzardsoftware.com.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

IR Contacts:

Arthur Douglas and Associates

Art Batson (407-478-1120)

Or

Ibis Consulting Group, LLC

Dina Lyaskovets

Stephen Lee Gjolme

949-852-8434

Wizzard Contact:

Danielle Lewis (412-621-0902)

Marketing Director